EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES OPERATING RESULTS FOR THE
THREE AND NINE MONTHS ENDED APRIL 30, 2006
AND DECLARES QUARTERLY CASH DIVIDEND OF $.075 PER SHARE

        Scarsdale, New York, June 14, 2006, National Home Health Care Corp. (National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the three and nine months ended April 30, 2006.

        Net patient revenue for the three months ended April 30, 2006 was $25,032,000, an increase of $831,000, or 3.4% from $24,201,000 for the three months ended April 30, 2005. Net income for the three months ended April 30, 2006 was $722,000, or $.13 per diluted share, compared to a net income of $761,000, or $.13 per diluted share, for the three months ended April 30, 2005.

        Net patient revenue for the nine months ended April 30, 2006 was $77,023,000, an increase of $4,433,000, or 6.1% from $72,590,000 for the nine months ended April 30, 2005. Net income for the nine months ended April 30, 2006 was $2,755,000, or $.48 per diluted share, compared to a net income of $2,975,000, or $.52 per diluted share, for the nine months ended April 30, 2005.

        The increase in net patient revenue was primarily attributable to the expansion of the Company’s operations in New Jersey, as a result of the Company’s most recent acquisition in May 2005, and expansion of business in Massachusetts and New York.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $.075 per share on its Common Stock, payable August 7, 2006 to holders of record of its outstanding Common Stock on July 19, 2006.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and other filings and releases. These include but are not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company’s services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company’s growth; and other risks detailed in the Company’s filings with the SEC.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:

	Three months ended April 30,		Nine months ended April 30,
	2006	2005	2006	2005
Revenues	$25,032,000	$24,201,000	$77,023,000	$72,590,000
Operating expenses	23,943,000	23,169,000	72,818,000	68,017,000
Income from operations	1,089,000	1,032,000	4,205,000	4,573,000
Other income:
Interest	128,000	82,000	345,000	193,000
Income before income taxes	1,217,000	1,114,000	4,550,000	4,766,000
Provision for income taxes	495,000	353,000	1,795,000	1,791,000
Net income	722,000	761,000	2,755,000	2,975,000
Earnings per share - diluted	$0.13	$0.13	$0.48	$0.52
Weighted average shares - diluted	5,741,722	5,751,360	5,742,485	5,727,175
Dividends declared per share	$0.075	$0.075	$0.225	$0.225

BALANCE SHEET DATA:

	April 30,
	2006	2005
Cash and cash equivalents	$17,716,000	$16,767,000
Total current assets	38,744,000	37,098,000
Total assets	56,626,000	55,420,000
Total current liabilities	4,239,000	4,243,000
Non-current liabilities	- - -	- - -
Stockholders' equity	52,387,000	51,177,000